PRESS RELEASE

Acquisitions Contact:	Financial Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480-998-3478 markengstrom@htareit.com	Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480-998-3478 kelliepruitt@htareit.com

Healthcare Trust of America, Inc. Announces Acquisition of
High Quality Medical Office Building in Novi, Michigan

Scottsdale, Arizona (February 14, 2012) – Healthcare Trust of America, Inc. (“HTA”), is proud to announce the completed acquisition of an approximately 203,000 square foot on-campus medical office building (“St. John Providence MOB”) located in Novi, Michigan, in an all-cash transaction for approximately $51,320,000.

The on-campus St. John Providence MOB is connected directly to the Providence Park Hospital via an enclosed walkway. The Providence Park Hospital is part of Ascension Health Systems (Moody’s Aa1). Developed, owned, and operated since 2007 by a group of independent physician investors, the St. John Providence MOB is currently 99% leased. This off-market transaction was brought directly to HTA through its strong healthcare industry relationships and allows HTA to expand its existing relationship with Ascension Health Systems while providing channels for future growth.

The addition of this asset increases HTA’s national presence into 26 states. The Signature Group will serve as a local point of contact and leasing agent for the asset’s tenants, and HTA’s Indianapolis office will be responsible for overall asset management.

HTA currently has total assets of approximately $2.4 billion based on purchase price, consisting of approximately 11.5 million square feet with overall portfolio occupancy of 91%. HTA remains committed to acquiring high quality MOBs located on or adjacent to nationally recognized healthcare system campuses with the potential for long-term value appreciation.

About Healthcare Trust of America

Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has built a portfolio of acquisitions that totals approximately $2.4 billion based on purchase price and is comprised of 11.5 million square feet of GLA. HTA’s portfolio is geographically diverse, with property portfolios located in 26 states. With overall portfolio occupancy of 91%, over half of HTA’s current annualized base rent is derived from credit tenants. Ninety-six percent of HTA’s portfolio is strategically located on-campus or aligned with recognized healthcare systems.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA.  Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economy of Novi, MI; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.